Exhibit 5.2

HUNTON ANDREWS KURTH LLP 200 PARK AVENUE NEW YORK, NY 10166-0005
TEL	212 • 309 • 1000
FAX	212 • 309 • 1100

April 2, 2018

Pacific Gas and Electric Company
77 Beale Street
San Francisco, CA 94105

Re:	Pacific Gas and Electric Company
Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as special California counsel to Pacific Gas and Electric Company, a California corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company on the date hereof with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of $500,000,000 aggregate principal amount of Floating Rate Senior Notes due November 28, 2018, $1,150,000,000 aggregate principal amount of 3.30% Senior Notes due December 1, 2027 and $850,000,000 aggregate principal amount of 3.95% Senior Notes due December 1, 2047 (collectively, the “Exchange Notes”) in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding $500,000,000 aggregate principal amount of Floating Rate Senior Notes due November 28, 2018, $1,150,000,000 aggregate principal amount of 3.30% Senior Notes due December 1, 2027 and $850,000,000 aggregate principal amount of 3.95% Senior Notes due December 1, 2047 (collectively, the “Outstanding Notes”).  The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture, dated as of November 29, 2017, between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture”).

In rendering the opinion expressed below, we have examined the following documents:

Pacific Gas and Electric Company
April 2, 2018

(a)            The Registration Statement;

(b)            The Restated Articles of Incorporation of the Company dated April 12, 2004, as certified by the Secretary of State of the State of California on March 21, 2018 and the Bylaws of the Company amended as of December 16, 2016;

(c)            That certain entity status letter dated as of April 2, 2018 with respect to the Company issued by the Franchise Tax Board of the State of California and that certain certificate of status dated as of March 26, 2018 with respect to the Company issued by the Secretary of State of the State of California (collectively, the “Status Certificates”);

(d)            Forms of the certificates evidencing the Exchange Notes;

(e)            The Indenture, as executed;

(f)            Resolutions of the Board of Directors of the Company adopted on November 25, 2017, December 16, 2016 and December 16, 2009; and

(g)            the originals (or copies identified to our satisfaction) of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates, records and papers as we have deemed necessary to render the opinions set forth herein.

For purposes of the opinions expressed below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents and (v) the due authorization, execution and delivery of all documents by all parties, except as to the Company as set forth in numbered paragraphs 3 and 4 below, and the validity, binding effect and enforceability thereof.  We also have assumed that prior to the commencement of the Exchange Offer, the Registration Statement will have become effective under the Securities Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended.

As to factual matters, we have relied upon representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials, without independent verification of their accuracy.

We express no opinion herein as to the law of any jurisdiction other than the law of the State of California.

Pacific Gas and Electric Company
April 2, 2018

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.            Based solely on our review of the Status Certificates, the Company is in good standing as a corporation under the laws of the State of California.

2.            The Company has the requisite corporate power and authority to execute and deliver the Indenture and the Exchange Notes and to consummate the transactions contemplated thereby.

3.            The Company has (a) taken all necessary corporate action to authorize the execution and delivery of the Indenture and the performance of its obligations thereunder and (b) has duly executed the Indenture.

4.            The Exchange Notes have been duly authorized by all necessary corporate action and have been duly executed and delivered by the Company.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  We hereby consent to such use of our name therein and the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.  Cravath, Swaine & Moore LLP, as special counsel to the Company, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Registration Statement.  This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter.  This opinion is given as of the date hereof.  We assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

13936/14929/11646